EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of

Next, Inc.

We consent to the use in this Registration Statement of Next, Inc. on Form SB-2/A of our report dated January 25, 2002 (except for Note 2 which is dated February 1, 2002) appearing in the prospectus, which is a part of such Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Marcum & Kliegman LLP

New York, NY

September 8, 2003